Exhibit 99

FOR RELEASE – JANUARY 26, 2022

Corning Reports Fourth-Quarter and

Full-Year 2021 Financial Results

Company delivered another quarter of year-over-year growth,
with fourth-quarter core sales of $3.7 billion and core EPS of $0.54

Full-year core sales grew 23%, surpassing $14 billion; full-year core EPS grew 49% to $2.07, with free cash flow nearly doubling to $1.8 billion

Strong year-over-year growth expected to continue in first quarter, with core sales of $3.5 billion to $3.7 billion and core EPS of $0.48 to $0.53

Company expects approximately $15 billion in 2022 sales and to improve profitability as negotiated price increases in long-term contracts take effect throughout the year

CORNING, N.Y. — Corning Incorporated (NYSE: GLW) today announced fourth-quarter and full-year 2021 results and provided its outlook for first-quarter and full-year 2022.

“Corning delivered another strong quarter of year-over-year growth. For full-year 2021, we exceeded $14 billion in sales and $2 in EPS. We nearly doubled free cash flow, increased our dividend by 9%, and reduced outstanding shares by 5% through the resumption of share repurchases. By leveraging our core capabilities and ‘More Corning’ strategy, we are capturing a compelling set of short- and long-term opportunities across our portfolio,” said Wendell P. Weeks, chairman and chief executive officer.

Weeks continued, “We achieved double-digit ROIC and expanded our operating margin by 230 basis points; however, our gross margin is not where it should be. We are focused on expanding gross margin and expect improvement in 2022 as sales grow and our price actions take hold throughout the year.”

Financial Highlights:

•

Fourth-quarter GAAP and core sales were $3.7 billion, with core sales up 12% year over year. Full-year GAAP and core sales were $14.1 billion; core sales grew 23% year over year, led by Optical Communications, Display, Life Sciences, and Hemlock Semiconductor Group.

•	Fourth-quarter GAAP EPS was $0.56 and core EPS was $0.54; full-year GAAP EPS was $1.28 and core EPS was $2.07.
•

Fourth-quarter core gross margin was 36.5%, down 180 basis points sequentially. As expected, below-normal automotive production, seasonally lower sales in Specialty Materials, and inflationary headwinds reduced profitability. In addition, Hemlock Semiconductor Group incurred temporary startup costs as it restarted polysilicon capacity to support new long-term solar contracts. Full-year core gross margin expanded 110 basis points to 37.1%.

•	Fourth-quarter free cash flow was $425 million; full-year free cash flow was $1.8 billion, with free cash flow conversion of 97%.
•

Display glass pricing is expected to be flat sequentially in the first quarter of 2022. The supply-demand balance for display glass is tight. In 2022, management expects overall glass supply to remain tight to balanced and the pricing environment to remain favorable.

•	For the first quarter, Corning expects core sales to be in the range of $3.5 billion to $3.7 billion with core EPS of $0.48 to $0.53. For 2022, management expects sales of approximately $15 billion and profit to grow faster than sales; capital expenditures are expected to remain at approximately the 2021 level.

Tony Tripeny, executive vice president and chief financial officer, said, “In 2021, we grew significantly year over year, with all segments adding sales and four out of five logging double-digit percentage increases. It was a strong year, even compared to pre-pandemic levels. Since 2019, we have grown sales by 21% and EPS by 18%. As we discussed throughout 2021, freight, logistics, and raw material costs along with lower automotive sales due to chip shortages impacted our margins. Over the last several months, we negotiated with our customers to increase prices in our contracts to share increased costs more appropriately. The revised pricing terms take effect throughout 2022, and we expect gross margin to expand accordingly.”

© 2022 Corning Incorporated. All Rights Reserved.

Corning Reports Fourth-Quarter and Full-Year 2021 Results

In December, Corning announced the appointment of Edward Schlesinger to CFO, effective Feb. 18, 2022, and the retirement of Tripeny.

Schlesinger, currently serving as senior vice president and corporate controller, said, “It has been a privilege to work alongside Tony for the past decade. Looking ahead, Corning is well positioned to deliver significant advancements and growth in each of its Market-Access Platforms. Creating value for shareholders and maintaining a disciplined approach to capital allocation remain our top priorities.”

Market-Access Platform Highlights:

Corning holds a leadership position in each of the markets addressed by its five Market-Access Platforms. Throughout 2021, the company grew in all segments and advanced important growth initiatives and strategic partnerships with industry leaders.

•	Optical Communications – Optical Communications sales grew 22% year over year to $4.3 billion. Growth was supported by increased spending in broadband, 5G, and cloud computing. Corning seeks to consistently create new products and extend its leadership by delivering passive optical solutions that increase network capability and reduce deployment time and cost. Notable innovations and partnerships during 2021 included the introduction of Corning® SMF-28® Contour fiber, which offers an industry-first combination of superior bendability, compatibility with other fibers, and low signal loss; the launch of EDGE™ Rapid Connect solutions, which are designed to help hyperscale customers interconnect their data centers up to 70% faster than legacy cabling methods; and the expansion of 5G collaboration with Verizon to include indoor mmWave sites and edge deployments in Corning’s largest cable plant. Management expects significant growth in 2022 and beyond, including from the U.S. Infrastructure Investment and Jobs Act, which provides for broadband deployment to benefit underserved and unserved communities.

•	Life Sciences – The company is driving more Corning content into the market, delivering all-time-high Life Sciences segment sales of more than $1.2 billion in 2021 – up 24% year over year. Growth was driven by strong ongoing demand to support the global pandemic response, research labs reopening following pandemic-driven closures, and continued growth in bioproduction. The company also introduced Corning Velocity® Vials to help drive faster manufacturing of COVID-19 vaccines and meet global demand. Velocity Vials join Corning Valor® Glass vials and pharmaceutical glass tubing as the company builds its comprehensive, end-to-end pharmaceutical packaging portfolio. To date, across that portfolio, Corning has enabled the delivery of nearly 5 billion doses of COVID-19 vaccines. In support of global demand, the company began production in two new facilities – manufacturing pharmaceutical-grade vials in Durham, North Carolina, and tubing in Bengbu, China. Additionally, West Pharmaceutical Services recently announced a long-term supply agreement and multimillion-dollar technology investment in Corning to enhance injectable-drug packaging systems. In total, Corning enters 2022 with a significantly larger global footprint in Life Sciences and expects continued growth.

•	Automotive – In 2021, Environmental Technologies sales grew 16%, driven by strength in heavy duty, to reach an all-time-high $1.6 billion, despite weakness in the automotive market related to chip shortages. The company also captured “More Corning” opportunities with its precision glass technology, including the Mercedes-Benz EQS that features the MBUX Hyperscreen with Corning Gorilla Glass for Automotive Interiors. Corning entered a new product category with its Corning® Curved Mirror Solutions, which are deployed in Hyundai Mobis’ head-up display system. Jeep and Corning announced that a windshield with Corning® Gorilla® Glass is available as a factory-installed option on the Jeep® Wrangler and Jeep® Gladiator. Looking ahead to 2022, Corning continues to address a combined $100-per-car content opportunity. Gasoline particulate filters (GPFs) remain a critical component of that strategy, and next-generation GPFs are now shipping to customers as OEMs seek to meet tailpipe particulate emissions standards. Corning is also innovating and ramping products to provide advantaged precision glass and optics solutions for autonomous vehicles.

•	Mobile Consumer Electronics – 2021 Specialty Materials sales grew 7% and surpassed $2 billion for the first time. Since 2016, the segment has added approximately $900 million in revenue on a base of slightly more than $1.1 billion. Corning® Gorilla® Glass is the clear market leader. Corning consistently advances state-of-the-art premium glasses and enhances devices with glass backs and its Gorilla Glass DX family of surface treatments, which improve durability and optics for wearables, laptops, and smartphone camera lens covers. In addition, Corning’s Advanced Optics business is growing rapidly. Advanced Optics provides optics for DUV and EUV photolithography tools for semiconductor manufacturing as well as the world’s most advanced inspection systems. The business is benefitting from strong semiconductor wafer fab equipment spending, and Corning continues to invest to support continued semiconductor-related growth.

© 2022 Corning Incorporated. All Rights Reserved.

Corning Reports Fourth-Quarter and Full-Year 2021 Results

•	Display – 2021 sales grew 17% to $3.7 billion. The company experienced the most favorable pricing environment in more than a decade. In 2021, Corning’s display glass volume growth exceeded glass market growth, as the company ramped up its Gen 10.5 facilities that supply glass for large-size TVs, which are expected to grow at a high-teen percentage CAGR over the next several years. In 2022, Corning expects overall glass supply to remain tight to balanced and pricing to remain favorable, supported by growth in the retail market as TV unit sales increase and screen size grows.

Fourth-Quarter and Full-Year 2021 Results and Comparisons

(In millions, except per-share amounts)

	Q4 2021	Q3 2021	% change	Q4 2020	% change	Full-year 2021	Full-year 2020	% change
GAAP Net Sales	$3,676	$3,615	2%	$3,350	10%	$14,082	$11,303	25%
GAAP Net Income	$487	$371	31%	$252	93%	$1,906	$512	272%
GAAP Diluted EPS	$0.56	$0.43	30%	$0.28	100%	$1.28	$0.54	137%
Core Sales*	$3,714	$3,639	2%	$3,328	12%	$14,120	$11,452	23%
Core Net Income*	$465	$485	(4%)	$462	1%	$1,811	$1,237	46%
Core EPS*	$0.54	$0.56	(4%)	$0.52	4%	$2.07	$1.39	49%

  *Core performance measures are non-GAAP financial measures. The reconciliation between GAAP and non-GAAP measures is provided in the tables following this news release, as well as on the company’s website.

Fourth-Quarter Segment Results

Optical Communications

	Q4 2021	Q3 2021	% change	Q4 2020	% change	Full-year 2021	Full-year 2020	% change
Net Sales	$1,206	$1,131	7%	$976	24%	$4,349	$3,563	22%
Net Income Before Tax	$198	$177	12%	$179	11%	$705	$467	51%
Net Income	$155	$139	12%	$141	10%	$553	$366	51%

In Optical Communications, 5G, broadband, and cloud computing continue to drive strong growth. Increased raw material and shipping costs significantly impacted profitability in the second half of the year.

Display Technologies

	Q4 2021	Q3 2021	% change	Q4 2020	% change	Full-year 2021	Full-year 2020	% change
Net Sales	$942	$956	(1%)	$841	12%	$3,700	$3,172	17%
Net Income Before Tax	$317	$311	2%	$274	16%	$1,209	$907	33%
Net Income	$252	$247	2%	$217	16%	$960	$717	34%

During the fourth quarter and full year, the glass pricing environment remained favorable. Gen 10.5 capacity ramps contributed to strong volume growth that outpaced the glass market.

© 2022 Corning Incorporated. All Rights Reserved.

Corning Reports Fourth-Quarter and Full-Year 2021 Results

Environmental Technologies

	Q4 2021	Q3 2021	% change	Q4 2020	% change	Full-year 2021	Full-year 2020	% change
Net Sales	$353	$385	(8%)	$445	(21%)	$1,586	$1,370	16%
Net Income Before Tax	$69	$76	(9%)	$118	(42%)	$341	$249	37%
Net Income	$54	$60	(10%)	$93	(42%)	$269	$197	37%

In Environmental Technologies, fourth-quarter sales were down sequentially and year over year as a result of lower production levels in the automotive industry due to the semiconductor chip shortage. Full-year growth was driven primarily by strong performance in heavy duty.

Specialty Materials

	Q4 2021	Q3 2021	% change	Q4 2020	% change	Full-year 2021	Full-year 2020	% change
Net Sales	$518	$556	(7%)	$545	(5%)	$2,008	$1,884	7%
Net Income Before Tax	$117	$135	(13%)	$173	(32%)	$470	$536	(12%)
Net Income	$92	$107	(14%)	$136	(32%)	$371	$423	(12%)

In Specialty Materials, fourth-quarter sales were down sequentially on typical seasonality. Full-year sales were up, driven by continued strong sales of premium cover materials. Net income was down for the fourth quarter and full year, driven by increased investments in innovation programs that are moving toward commercialization.

Life Sciences

	Q4 2021	Q3 2021	% change	Q4 2020	% change	Full-year 2021	Full-year 2020	% change
Net Sales	$317	$305	4%	$274	16%	$1,234	$998	24%
Net Income Before Tax	$61	$57	7%	$53	15%	$245	$176	39%
Net Income	$49	$45	9%	$42	17%	$194	$139	40%

In Life Sciences, fourth-quarter and full-year sales were up as a result of ongoing increased demand to support the global pandemic response, continued recovery in research labs, and strong demand for bioproduction vessels and diagnostic-related consumables.

All Other

	Q4 2021	Q3 2021	% change	Q4 2020	% change	Full-year 2021	Full-year 2020	% change
Net Sales	$378	$306	24%	$247	53%	$1,243	$465	167%
Net Income Before Tax	$(8)	$(4)	(100%)	$(37)	78%	$(62)	$(272)	77%
Net Income	$(7)	$(5)	(40%)	$(29)	76%	$(51)	$(214)	76%

In All Other, fourth-quarter sales were up, driven by strong performance in Hemlock Semiconductor Group, which Corning consolidated in September 2020. Hemlock continued to see strong demand for semiconductor products, along with new demand for solar-grade polysilicon. Automotive Glass Solutions and Corning Pharmaceutical Technologies also contributed to year-over-year growth.

© 2022 Corning Incorporated. All Rights Reserved.

Corning Reports Fourth-Quarter and Full-Year 2021 Results

Upcoming Investor Events

On March 4, Corning will attend the SIG 11th Annual Technology Conference. On March 8, Corning will attend the Morgan Stanley Global Technology, Media & Telecom Conference. Corning will also host management visits to investor offices in select cities.

Fourth-Quarter Conference Call Information

The company will host its fourth-quarter conference call on Wednesday, Jan. 26, at 8:30 a.m. EST. To participate, please call toll-free (877) 710-0209 or for international access, call (315) 625-3068 approximately 10 to 15 minutes prior to the start of the call. The access code is 124 4688. To listen to a live audio webcast of the call, go to Corning’s website at http://www.corning.com/investor_relations, click “Events,” and follow the instructions.

Presentation of Information in this News Release

This news release includes non-GAAP financial measures. Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP. Corning’s non-GAAP financial measures exclude the impact of items that are driven by general economic conditions and events that do not reflect the underlying fundamentals and trends in the company’s operations. The company believes presenting non-GAAP financial measures assists in analyzing financial performance without the impact of items that may obscure trends in the company’s underlying performance. Definitions of these non-GAAP financial measures and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures can be found on the company’s website by going to the Investor Relations page and clicking “Quarterly Results” under the “Financials and Filings” tab. These reconciliations also accompany this news release.

Caution Concerning Forward-Looking Statements

The statements contained in this release that are not historical facts or information and contain words such as “will,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “seek,” “see,” “would,” and “target” and similar expressions are forward-looking statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. Such statements relate to future events that by their nature address matters that are, to different degrees, uncertain. These estimates are subject to change and uncertainty which are, in many instances, beyond our control. There can be no assurance that future developments will be in accordance with management’s expectations. Actual results could differ materially from those expected by us, depending on the outcome of various factors. We do not undertake to update forward-looking statements.

Although the Company believes that these forward-looking statements are based upon reasonable assumptions regarding, among other things, current estimates and forecasts, general economic conditions, its knowledge of its business, and key performance indicators that impact the Company, actual results could differ materially. Some of the risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements include, but are not limited to: the duration and severity of the COVID-19 pandemic, and its impact across our businesses on demand, operations, our global supply chains and stock price; our ability to increase margins through implementation of price increases, operational changes and other cost reduction measures;  the effects of acquisitions, dispositions and other similar transactions; global economic trends, competition and geopolitical risks, or an escalation of sanctions, tariffs or other trade tensions between the U.S. and China or other countries, and related impacts on our businesses' global supply chains and strategies; changes in macroeconomic and market conditions and market volatility (including developments and volatility arising from the COVID-19 pandemic), including inflation, interest rates, the value of securities and other financial assets, precious metals, oil, natural gas and other commodity prices and exchange rates (particularly between the U.S. dollar and the Japanese yen, new Taiwan dollar, euro, Chinese yuan and South Korean won), and the impact of such changes and volatility on our financial position and businesses; product demand and industry capacity; competitive products and pricing; availability and costs of critical components and materials; new product development and commercialization; order activity and demand from major customers; the amount and timing of our cash flows and earnings and other conditions, which may affect our ability to pay our quarterly dividend at the planned level or to repurchase shares at planned levels; possible disruption in commercial activities or our supply chain due to terrorist activity, cyber-attack, armed conflict, political or financial instability, natural disasters, international trade disputes or major health concerns; loss of intellectual property due to theft, cyber-attack, or disruption to our information technology infrastructure; unanticipated disruption to our supply chain, equipment, facilities, IT systems or operations; effect of regulatory and legal developments; ability to pace capital spending to anticipated levels of customer demand; rate of technology change; ability to enforce patents and protect intellectual property and trade secrets; adverse litigation; product and components performance issues; retention of key personnel; customer ability to maintain profitable operations and obtain financing to fund ongoing operations and manufacturing expansions and pay receivables when due; loss of significant customers; changes in tax laws and regulations; the impacts of audits by taxing authorities; and the potential impact of legislation, government regulations, and other government action and investigations; and other risks detailed in Corning’s SEC filings.

© 2022 Corning Incorporated. All Rights Reserved.

Corning Reports Fourth-Quarter and Full-Year 2021 Results

For a complete listing of risks and other factors, please reference the risk factors and forward-looking statements described in our annual reports on Form 10-K and quarterly reports on Form 10-Q.

Web Disclosure

In accordance with guidance provided by the SEC regarding the use of company websites and social media channels to disclose material information, Corning Incorporated (“Corning”) wishes to notify investors, media, and other interested parties that it uses its website (https://www.corning.com/worldwide/en/about-us/news-events.html) to publish important information about the company, including information that may be deemed material to investors, or supplemental to information contained in this or other press releases. The list of websites and social media channels that the company uses may be updated on Corning’s media and website from time to time. Corning encourages investors, media, and other interested parties to review the information Corning may publish through its website and social media channels as described above, in addition to the company’s SEC filings, press releases, conference calls, and webcasts.

About Corning Incorporated

Corning (www.corning.com) is one of the world's leading innovators in materials science, with a 170-year track record of life-changing inventions. Corning applies its unparalleled expertise in glass science, ceramic science, and optical physics along with its deep manufacturing and engineering capabilities to develop category-defining products that transform industries and enhance people's lives. Corning succeeds through sustained investment in RD&E, a unique combination of material and process innovation, and deep, trust-based relationships with customers who are global leaders in their industries. Corning's capabilities are versatile and synergistic, which allows the company to evolve to meet changing market needs, while also helping its customers capture new opportunities in dynamic industries. Today, Corning's markets include optical communications, mobile consumer electronics, display, automotive, and life sciences.

Media Relations Contact:

Megan Whittemore
(202) 661-4171
whittemom@corning.com

Investor Relations Contact:
Ann H.S. Nicholson
(607) 974-6716
nicholsoas@corning.com

© 2022 Corning Incorporated. All Rights Reserved.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; in millions, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2021	2020	2021	2020
Net sales	$3,676	$3,350	$14,082	$11,303
Cost of sales	2,405	2,137	9,019	7,772

Gross margin	1,271	1,213	5,063	3,531

Operating expenses:
Selling, general and administrative expenses	476	471	1,827	1,747
Research, development and engineering expenses	280	232	995	1,154
Amortization of purchased intangibles	32	34	129	121

Operating income	483	476	2,112	509

Equity in earnings (losses) of affiliated companies	4	(42)	35	(25)
Interest income	3	3	11	15
Interest expense	(73)	(75)	(300)	(276)
Translated earnings contract (loss) gain, net	92	(43)	354	(38)
Transaction-related gain, net				498
Other income (expense), net	67	11	185	(60)

Income before income taxes	576	330	2,397	623
Provision for income taxes	(89)	(78)	(491)	(111)

Net income attributable to Corning Incorporated	$487	$252	$1,906	$512

Earnings per common share attributable to Corning Incorporated:
Basic	$0.57	$0.30	$1.30	$0.54
Diluted	$0.56	$0.28	$1.28	$0.54

Reconciliation of net income attributable to Corning Incorporated versus net income available to common shareholders:

Net income attributable to Corning Incorporated	$487	$252	$1,906	$512

Series A convertible preferred stock dividend		(25)	(24)	(98)
Excess consideration paid for redemption of preferred shares			(803)

Net income available to common shareholders	$487	$227	$1,079	$414

© 2022 Corning Incorporated. All Rights Reserved.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions, except share and per share amounts)

	December 31,
	2021	2020
Assets

Current assets:
Cash and cash equivalents	$2,148	$2,672
Trade accounts receivable, net of doubtful accounts	2,004	2,133
Inventories, net	2,481	2,438
Other current assets	1,026	761
Total current assets	7,659	8,004

Property, plant and equipment, net of accumulated depreciation	15,804	15,742
Goodwill, net	2,421	2,460
Other intangible assets, net	1,148	1,308
Deferred income taxes	1,066	1,121
Other assets	2,046	2,140

Total Assets	$30,144	$30,775

Liabilities and Equity

Current liabilities:
Current portion of long-term debt and short-term borrowings	$55	$156
Accounts payable	1,612	1,174
Other accrued liabilities	3,139	2,437
Total current liabilities	4,806	3,767

Long-term debt	6,989	7,816
Postretirement benefits other than pensions	622	727
Other liabilities	5,182	5,017
Total liabilities	17,599	17,327

Commitments and contingencies
Shareholders’ equity:
Convertible preferred stock, Series A – Par value $100 per share; Shares authorized 10 million; Shares issued: 0 and 2,300		2,300
Common stock – Par value $0.50 per share; Shares authorized 3.8 billion; Shares issued: 1.8 billion and 1.7 billion	907	863
Additional paid-in capital – common stock	16,475	14,642
Retained earnings	16,389	16,120
Treasury stock, at cost; Shares held: 970 million and 961 million	(20,263)	(19,928)
Accumulated other comprehensive loss	(1,175)	(740)
Total Corning Incorporated shareholders’ equity	12,333	13,257
Noncontrolling interests	212	191
Total equity	12,545	13,448

Total Liabilities and Equity	$30,144	$30,775

© 2022 Corning Incorporated. All Rights Reserved.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Three months ended		Year ended
	December 31,		December 31,
	2021	2020	2021	2020
Cash Flows from Operating Activities:
Net income	$487	$252	$1,906	$512
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	347	358	1,352	1,399
Amortization of purchased intangibles	32	34	129	121
Loss on disposal of assets	67	31	75	138
Severance charges	(13)	7	(13)	148
Severance payments	(2)	(21)	(26)	(147)
Share-based compensation expense	73	80	190	207
Equity in losses (earnings) of affiliated companies	(4)	42	(35)	25
Translation (gain) loss on Japanese yen-denominated debt	(53)	36	(180)	86
Dividends received from affiliated companies	4		8	1
Deferred tax provision (benefit)	(33)	76	35	(20)
Customer incentives and deposits, net	24	37	192	221
Pension plan contributions	(24)	(141)	(24)	(221)
Translated earnings contract loss (gain)	(92)	43	(354)	38
Unrealized translation (gain) loss on transactions	12	(79)	77	(133)
Asbestos claim payments		(95)		(130)
Tax assessment refunds				101
Asset impairment				217
Transaction-related gain				(498)
Gain on investment		(107)		(107)
Changes in certain working capital items:
Trade accounts receivable	92	7	(54)	(274)
Inventories	(31)	183	(103)	423
Other current assets	(14)	(12)	(224)	(25)
Accounts payable and other current liabilities	279	196	704	57
Other, net	(128)	(153)	(243)	41
Net cash provided by operating activities	1,023	774	3,412	2,180

Cash Flows from Investing Activities:
Capital expenditures	(623)	(391)	(1,637)	(1,377)
Proceeds from sale or disposal of assets		10	17	37
Proceeds from sale of business	1		103
Proceeds from and investment in unconsolidated entities, net	(3)	(21)	84	(28)
Realized gains on translated earnings contracts	37	2	67	12
Other, net	(28)	22	(53)	46
Net cash used in investing activities	(616)	(378)	(1,419)	(1,310)

Cash Flows from Financing Activities:
Repayments of short-term borrowings		(100)	(144)	(100)
Repayments of long-term debt		(121)	(716)	(121)
Proceeds from issuance of long-term debt	3	31	22	243
Payment for redemption of preferred stock			(507)
Payments of employee withholding tax on stock award	(4)	(1)	(61)	(11)
Proceeds from exercise of stock options	6	75	97	124
Repurchases of common stock for treasury	(252)		(274)	(105)
Dividends paid	(212)	(200)	(871)	(787)
Other, net	(3)	2	2	28
Net cash used in financing activities	(462)	(314)	(2,452)	(729)
Effect of exchange rates on cash	(9)	76	(65)	97
Net (decrease) increase in cash and cash equivalents	(64)	158	(524)	238
Cash and cash equivalents at beginning of year	2,212	2,514	2,672	2,434
Cash and cash equivalents at end of year	$2,148	$2,672	$2,148	$2,672

© 2022 Corning Incorporated. All Rights Reserved.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

(Unaudited)

GAAP Earnings per Common Share

The following table sets forth the computation of basic and diluted earnings per common share (in millions, except per share amounts):

	Three months ended		Year ended
	December 31,		December 31,
	2021	2020	2021	2020
Net income attributable to Corning Incorporated	$487	$252	$1,906	$512
Less: Series A convertible preferred stock dividend		25	24	98
Less: Excess consideration paid for redemption of preferred shares			803
Net income available to common shareholders – basic	487	227	1,079	414
Plus: Series A convertible preferred stock dividend		25
Net income available to common shareholders - diluted	$487	$252	$1,079	$414

Weighted-average common shares outstanding - basic	849	763	828	761
Effect of dilutive securities:
Stock options and other dilutive securities	15	16	16	11
Series A convertible preferred stock		115
Weighted-average common shares outstanding - diluted	864	894	844	772
Basic earnings per common share	$0.57	$0.30	$1.30	$0.54
Diluted earnings per common share	$0.56	$0.28	$1.28	$0.54

Core Earnings per Common Share

The following table sets forth the computation of core basic and core diluted earnings per common share (in millions, except per share amounts):

	Three months ended		Year ended
	December 31,		December 31,
	2021	2020	2021	2020
Core net income attributable to Corning Incorporated	$465	$462	$1,811	$1,237
Less: Series A convertible preferred stock dividend		25	24	98
Core net income available to common shareholders - basic	465	437	1,787	1,139
Plus: Series A convertible preferred stock dividend		25	24	98
Core net income available to common shareholders - diluted	$465	$462	$1,811	$1,237

Weighted-average common shares outstanding - basic	849	763	828	761
Effect of dilutive securities:
Stock options and other dilutive securities	15	16	16	11
Series A convertible preferred stock		115	31	115
Weighted-average common shares outstanding - diluted	864	894	875	887
Core basic earnings per common share	$0.55	$0.57	$2.16	$1.50
Core diluted earnings per common share	$0.54	$0.52	$2.07	$1.39

© 2022 Corning Incorporated. All Rights Reserved.

Use of Non-GAAP Financial Measures

CORE PERFORMANCE MEASURES

In managing the Company and assessing our financial performance, certain measures provided by our consolidated financial statements are adjusted to exclude specific items to arrive at core performance measures. These items include gains and losses on translated earnings contracts, acquisition-related costs, certain discrete tax items and other tax-related adjustments, restructuring, impairment losses, and other charges and credits, certain litigation-related expenses, pension mark-to-market adjustments and other items which do not reflect on-going operating results of the Company or our equity affiliates. Corning utilizes constant-currency reporting for our Display Technologies, Environmental Technologies, Specialty Materials and Life Sciences segments for the Japanese yen, South Korean won, Chinese yuan, new Taiwan dollar and the euro. The Company believes that the use of constant-currency reporting allows investors to understand our results without the volatility of currency fluctuations and reflects the underlying economics of the translated earnings contracts used to mitigate the impact of changes in currency exchange rates on earnings and cash flows. Corning also believes that reporting core performance measures provides investors greater transparency to the information used by the management team to make financial and operational decisions.

Core performance measures are not prepared in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). We believe investors should consider these non-GAAP measures in evaluating results as they are more indicative of our core operating performance and how management evaluates operational results and trends. These measures are not, and should not, be viewed as a substitute for GAAP reporting measures. With respect to the Company’s outlook for future periods, it is not possible to provide reconciliations for these non-GAAP measures because the Company does not forecast the movement of foreign currencies against the U.S. dollar, or other items that do not reflect ongoing operations, nor does it forecast items that have not yet occurred or are out of the Company’s control. As a result, the Company is unable to provide outlook information on a GAAP basis.

For a reconciliation of non-GAAP performance measures to their most directly comparable GAAP financial measure, please see “Reconciliation of Non-GAAP Measures”.

© 2022 Corning Incorporated. All Rights Reserved.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended December 31, 2021 and 2020

(Unaudited; amounts in millions, except per share amounts)

	Three months ended December 31, 2021
			Income
			before		Effective
	Net	Equity	income	Net	tax	Per
	sales	earnings	taxes	income	rate (a)	share
As reported	$3,676	$4	$576	$487	15.5%	$0.56
Constant-currency adjustment (1)	38	1	40	47		0.05
Translation gain on Japanese yen-denominated debt (2)			(53)	(40)		(0.05)
Translated earnings contract gain, net (3)			(92)	(71)		(0.08)
Acquisition-related costs (4)			36	28		0.03
Discrete tax items and other tax-related adjustments (5)				(29)		(0.03)
Pension mark-to-market adjustment (6)			9	7		0.01
Restructuring, impairment and other charges and credits (7)			68	45		0.05
Litigation, regulatory and other legal matters (8)			5	4		0.00
Gain on investment (11)			(16)	(13)		(0.02)
Core performance measures	$3,714	$5	$573	$465	18.8%	$0.54

(a)     Based upon statutory tax rates in the specific jurisdiction for each event.

	Three months ended December 31, 2020
			Income
		Equity	before		Effective
	Net	(losses)	income	Net	tax	Per
	sales	earnings	taxes	income	rate (a)	share
As reported	$3,350	$(42)	$330	$252	23.6%	$0.28
Constant-currency adjustment (1)	(22)		(3)	50		0.06
Translation loss on Japanese yen-denominated debt (2)			36	28		0.03
Translated earnings contract loss, net (3)			40	31		0.03
Acquisition-related costs (4)			52	35		0.04
Discrete tax items and other tax-related adjustments (5)				(43)		(0.05)
Pension mark-to-market adjustment (6)			33	25		0.03
Restructuring, impairment and other charges and credits (7)			94	72		0.08
Litigation, regulatory and other legal matters (8)			36	28		0.03
Bond redemption loss (10)			22	17		0.02
Gain on investment (11)			(107)	(83)		(0.09)
Equity in losses of affiliated company (13)		50	50	50		0.06
Core performance measures	$3,328	$8	$583	$462	20.8%	$0.52

(a)     Based upon statutory tax rates in the specific jurisdiction for each event.

See Reconciliation of Non-GAAP Financial Measures, “Items which we exclude from GAAP measures to arrive at Core Performance measures” for the descriptions of the footnoted reconciling items.

© 2022 Corning Incorporated. All Rights Reserved.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Year Ended December 31, 2021

(Unaudited; amounts in millions, except per share amounts)

	Year ended December 31, 2021
	Net Sales	Equity earnings	Income before income taxes	Net income	Effective tax rate (a)	Earnings per share
As reported	$14,082	$35	$2,397	$1,906	20.5%	$1.28
Preferred stock redemption (b)						0.90
Subtotal	14,082	35	2,397	1,906	20.5%	2.18

Constant-currency adjustment (1)	38	3	87	76		0.09
Translation gain on Japanese yen-denominated debt (2)			(180)	(138)		(0.16)
Translated earnings contract gain, net (3)			(354)	(273)		(0.32)
Acquisition-related costs (4)			159	123		0.15
Discrete tax items and other tax-related adjustments (5)				(24)		(0.03)
Pension mark-to-market adjustment (6)			32	25		0.03
Restructuring, impairment and other charges and credits (7)			110	78		0.09
Litigation, regulatory and other legal matters (8)			16	27		0.03
Preferred stock conversion (9)			17	17		0.02
Bond redemption loss (10)			31	23		0.03
Loss on investment (11)			23	17		0.02
Gain on sale of business (12)			(54)	(46)		(0.05)
Core performance measures	$14,120	$38	$2,284	$1,811	20.7%	$2.07

(a)    Based upon statutory tax rates in the specific jurisdiction for each event.

(b)    Corning and Samsung Display Co., Ltd. executed a Share Repurchase Agreement ("SRA"). Pursuant to the SRA, the Series A convertible preferred stock ("Preferred Stock") was converted into 115 million shares of common stock ("Common Shares"). Corning immediately repurchased 35 million of the converted Common Shares and excluded them from the weighted-average common shares outstanding for the calculation of the Company’s basic and diluted earnings per share. The redemption of these Common Shares resulted in an $803 million reduction of retained earnings which reduced the net income available to common shareholders.

See Reconciliation of Non-GAAP Financial Measures, “Items which we exclude from GAAP measures to arrive at Core Performance measures” for the descriptions of the footnoted reconciling items.

© 2022 Corning Incorporated. All Rights Reserved.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Year Ended December 31, 2020

(Unaudited; amounts in millions, except per share amounts)

	Year ended December 31, 2020
	Net sales	Equity (losses) earnings	Income before income taxes	Net income	Effective tax rate (a)	Earnings per share
As reported	$11,303	$(25)	$623	$512	17.8%	$0.54
Constant-currency adjustment (1)	44		22	17		0.02
Translation loss on Japanese yen-denominated debt (2)			86	67		0.09
Translated earnings contract loss, net (3)			46	36		0.05
Acquisition-related costs (4)			156	114		0.15
Discrete tax items and other tax-related adjustments (5)				(24)		(0.03)
Pension mark-to-market adjustment (6)			31	24		0.03
Restructuring, impairment and other charges and credits (7)			827	621		0.80
Litigation, regulatory and other legal matters (8)			144	120		0.16
Bond redemption loss (10)			22	17		0.02
Gain on investment (11)			(107)	(83)		(0.11)
Equity in losses of affiliated companies (13)		111	111	98		0.13
Transaction-related gain, net (14)			(498)	(387)		(0.50)
Cumulative adjustment related to customer contract (15)	105		105	105		0.14
Core performance measures	$11,452	$86	$1,568	$1,237	21.1%	$1.39

(a)    Based upon statutory tax rates in the specific jurisdiction for each event.

See Reconciliation of Non-GAAP Financial Measures, “Items which we exclude from GAAP measures to arrive at Core Performance measures” for the descriptions of the footnoted reconciling items.

© 2022 Corning Incorporated. All Rights Reserved.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended December 31, 2021 and 2020

(Unaudited; amounts in millions)

	Three months ended
	December 31, 2021
			Selling,	Research,
			general	development
		Gross	and	and		Operating
	Gross	margin	administrative	engineering	Operating	margin
	margin	%	expenses	expenses	margin	%
As reported	$1,271	34.6%	$476	$280	$483	13.1%
Constant-currency adjustment (1)	39				39
Acquisition-related costs (4)			1		31
Pension mark-to-market adjustment (6)			(7)	(2)	9
Restructuring, impairment and other charges and credits (7)	45		7	2	36
Litigation, regulatory and other legal matters (8)			(5)		5
Core performance measures	$1,355	36.5%	$472	$280	$603	16.2%

	Three months ended
	December 31, 2020
			Selling,	Research,
			general	development
		Gross	and	and		Operating
	Gross	margin	administrative	engineering	Operating	margin
	margin	%	expenses	expenses	margin	%
As reported	$1,213	36.2%	$471	$232	$476	14.2%
Constant-currency adjustment (1)	(3)		(1)		(2)
Translated earnings contract gain, net (3)	(3)				(3)
Acquisition-related costs (4)	16		1	(2)	51
Pension mark-to-market adjustment (6)			1		(1)
Restructuring, impairment and other charges and credits (7)	60		(25)	(4)	89
Litigation, regulatory and other legal matters (8)			(36)		36
Core performance measures	$1,283	38.6%	$411	$226	$646	19.4%

See Reconciliation of Non-GAAP Financial Measures, “Items which we exclude from GAAP measures to arrive at Core Performance measures” for the descriptions of the footnoted reconciling items.

© 2022 Corning Incorporated. All Rights Reserved.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Year Ended December 31, 2021 and 2020

(Unaudited; amounts in millions)

	Year ended
	December 31, 2021
			Selling,	Research,
			general	development
		Gross	and	and		Operating
	Gross	margin	administrative	engineering	Operating	margin
	margin	%	expenses	expenses	margin	%
As reported	$5,063	36.0%	$1,827	$995	$2,112	15.0%
Constant-currency adjustment (1)	81		(3)		84
Acquisition-related costs (4)	18		(1)	(1)	149
Pension mark-to-market adjustment (6)			(18)	(5)	23
Restructuring, impairment and other charges and credits (7)	80		3	(1)	78
Litigation, regulatory and other legal matters (8)			(16)		16
Core performance measures	$5,242	37.1%	$1,792	$988	$2,462	17.4%

	Year ended
	December 31, 2020
			Selling,	Research,
			general	development
		Gross	and	and		Operating
	Gross	margin	administrative	engineering	Operating	margin
	margin	%	expenses	expenses	margin	%
As reported	$3,531	31.2%	$1,747	$1,154	$509	4.5%
Constant-currency adjustment (1)	25		2		23
Translated earnings contract gain, net (3)	(7)				(7)
Acquisition-related costs (4)	23		(7)	(3)	154
Pension mark-to-market adjustment (6)			1		(1)
Restructuring, impairment and other charges and credits (7)	443		(116)	(247)	806
Litigation, regulatory and other legal matters (8)			(144)		144
Cumulative adjustment related to customer contract (15)	105				105
Core performance measures	$4,120	36.0%	$1,483	$904	$1,733	15.1%

See Reconciliation of Non-GAAP Financial Measures, “Items which we exclude from GAAP measures to arrive at Core Performance measures” for the descriptions of the footnoted reconciling items.

© 2022 Corning Incorporated. All Rights Reserved.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three and Twelve Months Ended December 31, 2021 and 2020

(Unaudited; amounts in millions)

	Three months ended		Year ended
	December 31,		December 31,
	2021	2020	2021	2020
Cash flows from operating activities	$1,023	$774	$3,412	$2,180
Realized gains on translated earnings contracts	37	2	67	12
Translation (losses) gains on cash balances	(12)	79	(77)	133

Adjusted cash flows from operating activities	$1,048	$855	$3,402	$2,325

Less: Capital expenditures	$623	$391	$1,637	$1,377

Free cash flow	$425	$464	$1,765	$948

© 2022 Corning Incorporated. All Rights Reserved.

Items which we exclude from GAAP measures to arrive at core performance measures are as follows:

(1)	Constant-currency adjustment: Because a significant portion of segment revenues and expenses are denominated in currencies other than the U.S. dollar, management believes it is important to understand the impact on core net income of translating these currencies into U.S. dollars. Display Technologies’ segment sales and net income are primarily denominated in Japanese yen, but also impacted by the South Korean won, Chinese yuan, and new Taiwan dollar. Environmental Technologies and Life Science segments sales and net income are primarily impacted by the euro and Chinese yuan. Presenting results on a constant-currency basis mitigates the translation impact and allows management to evaluate performance period over period, analyze underlying trends in the businesses, and establish operational goals and forecasts. We establish constant-currency rates based on internally derived management estimates which are closely aligned with the currencies we have hedged.

Constant-currency rates are as follows:
	Currency	Japanese yen	Korean won	Chinese yuan	New Taiwan dollar	Euro
	Rate	¥107	₩1,175	¥6.7	NT$31	€.81

(2)	Translation (gain) loss on Japanese yen-denominated debt: We have excluded the gain or loss on the translation of the yen-denominated debt to U.S. dollars.
(3)

Translated earnings contract gain (loss): We have excluded the impact of the realized and unrealized gains and losses of the Japanese yen, South Korean won, Chinese yuan, euro and new Taiwan dollar-denominated foreign currency hedges related to translated earnings, as well as the unrealized gains and losses of the British pound-denominated foreign currency hedges related to translated earnings.

(4)	Acquisition-related costs: These expenses include intangible amortization, inventory valuation adjustments, external acquisition-related deal costs, and other transaction related costs.
(5)	Discrete tax items and other tax-related adjustments: These include discrete period tax items such as changes of tax reserves and changes in our permanently reinvested foreign income position.
(6)	Pension mark-to-market adjustment: Defined benefit pension mark-to-market gains and losses, which arise from changes in actuarial assumptions and the difference between actual and expected returns on plan assets and discount rates.
(7)	Restructuring, impairment and other charges and credits: This amount includes restructuring, impairment losses and other charges and credits, primarily accelerated depreciation and asset write-offs, which are not related to continuing operations and are not classified as restructuring expense. During the third quarter of 2021, we recorded asset write-offs and charges related to facility repairs resulting from the impact of power outages. The Company is pursuing recoveries under its applicable property insurance policies.
(8)	Litigation, regulatory and other legal matters: Includes amounts that reflect developments in commercial litigation, intellectual property disputes, adjustments to the estimated liability for environmental-related items and other legal matters.
(9)	Preferred stock conversion: This amount includes the put option from the Share Repurchase Agreement with Samsung Display Co., Ltd.
(10)	Bond redemption loss: Amount represents premiums on redemption of debentures.
(11)	Gain on investments: Amount represents the gain recognized on investment due to mark-to-mark adjustments for the change in fair value and the ultimate disposition of the asset.
(12)	Gain on sale of business: Amount represents the gain recognized for the sale of certain businesses.
(13)

Equity in losses of affiliated companies: These adjustments relate to costs not related to continuing operations of our affiliated companies, such as restructuring, impairment losses, inventory adjustments, other charges and credits and settlements under "take-or-pay" contracts, including Corning's share of HSG's settlement of its pre-existing relationship of its long-term supply contract related to the HSG's acquisition of TCS.

(14)	Transaction-related gain, net: Amount represents the pre-tax gain recorded on a previously held equity investment in HSG.
(15)	Cumulative adjustment related to customer contract: The negative impact of a cumulative adjustment recorded during the first quarter of 2020 to reduce revenue by $105 million. The adjustment was associated with a previously recorded commercial benefit asset, reflected as a prepayment, to a customer with a long-term supply agreement that substantially exited its production of LCD panels.

Corning Restricted - Special Control - Confidential under NDA (R3)